Exhibit 1

NEWS RELEASE

Attention: Financial Editors	Stock Symbol: PGF.UN, TSX; PGH, NYSE

PENGROWTH ENERGY TRUST CONFIRMS THAT IT IS NOT IMPACTED BY THE
REGULATORY DECISION TO SHUT IN ATHABASCA REGION NATURAL GAS
PRODUCTION

(Calgary, June 5, 2003) /CNW/ — Pengrowth Corporation, administrator of Pengrowth Energy Trust, confirms that it is not impacted by the June 3, 2003 announcement by the Alberta Energy and Utilities Board proposing a change in policy respecting natural gas production from the Wabiskaw and McMurray Formations in the Athabasca Oil Sands area.

PENGROWTH CORPORATION
James S. Kinnear, President

For further information about Pengrowth, please visit our website www.pengrowth.com or contact:

Dan Belot, Manager, Investor Relations, Calgary E-mail: pengrowth@pengrowth.com
Telephone: (403) 213-8650 Toll Free: 1-800-223-4122 Facsimile: (403) 294-0051

Sally Elliott, Investor Relations, Toronto E-mail: sallye@pengrowth.com
Telephone: (416) 362-1748 Toll Free: 1-888-744-1111 Facsimile: (416) 362-8191